March 7, 2012

FLORIDA DEPARTMENT OF STATE
Division of Corporations

SHENGKAI INNOVATIONS, INC.
106 ZHONGHUAN SOUTH ROAD
AIRPORT INDUSTRIAL PARK
TIANJIN (PRC-CHINA) 300306 CH, --

Re: Document Number P04000165575

The Articles of Amendment to the Articles of Incorporation for SHENGKAI INNOVATIONS, INC., a Florida corporation, were filed on March 6, 2012.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H12000059270.

Should you have any question regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Teresa Brown
Regulatory Specialist II
Division of Corporations

Letter Number: 212A00008685

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on March 6, 2012, to Articles of Incorporation for SHENGKAI INNOVATIONS, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H12000059270. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P04000165575.

Authentication Code: 212A00008685-030712-P04000165575-1/1

Given under my hand and the
Great Seal of the State of Florida,
at Tallahassee, the Capital, this the
Seventh day of March, 2012

Ken Detzner
Ken Detzner
Secretary of State

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
SHENGKAI INNOVATIONS, INC.

Pursuant to the provisions of section 607.1006 of the 2011 Florida Statutes, Shengkai Innovations, Inc., a Florida Profit Corporation (the "Company") adopts the following amendment to its Articles of Incorporation in connection with a reverse stock split of its issued and outstanding common stock.

Pursuant to sections 607.1003 and 607.10025 of the 2011 Florida Statutes, on October 14, 2011, the Board of Directors of the Company approved and recommended for shareholders' approval a one-for-two reverse stock split ("Reverse Split") of the Company's issued and outstanding common stock, par value $0.001 ("Common Stock") and on December 22, 2011, the shareholders of the Company approved the Reverse Split. Accordingly the Company adopts the following Articles of Amendment to its Articles of Incorporation ("Amendment"):

Effective March 9, 2012, every two shares of Common Stock issued and outstanding prior to the Reverse Split ("Old Share") will be changed and reclassified into one share of fully paid and non-assessable Common Stock ("New Share"). Any Owner of less than a single full share of the New Share will receive a full share of the New Share in lieu of such fractional share.

Unless specifically stated above, all other Articles and Sections of the Company's Articles of Incorporation remain as stated.

This Amendment does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this February 23rd, 2012.

David Ming He

Chief Financial Officer